PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated April 17, 2007)	Registration No. 333-140107

COLUMBIA LABORATORIES, INC.

9,904,761 Shares of Common Stock

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The following information supplements information contained in the prospectus dated April 17, 2007, relating to the resale by selling stockholders of shares of our common stock, including shares of our common stock that are issuable upon conversion of our convertible subordinated notes due December 31, 2011 and exercise of outstanding warrants held by such selling stockholders. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBRX”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is August 6, 2007.

SELLING STOCKHOLDERS

Effective as of July 1, 2007, Perry Commitment Fund, L.P., a named selling stockholder in the prospectus, transferred all of the notes and warrants held by it to Perry Partners L.P., an entity under common beneficial ownership with Perry Commitment Fund, L.P. Perry Commitment Master Fund, L.P. (together with Perry Commitment Fund, L.P., the “Commitment Funds”), transferred all of the notes and warrants held by it to Perry Partners International Inc. (together with Perry Partners L.P., the “Partners’ Funds”), an entity under common beneficial ownership with Perry Commitment Master Fund, L.P., effective as of July 1, 2007. Accordingly, the notes convertible and the warrants exercisable for shares of common stock previously held by the Commitment Funds are now owned of record by the Partners’ Funds.

The purpose of this prospectus supplement is to amend the Selling Stockholders table in order to reflect these two transfers of notes and warrants. Accordingly, this Supplement amends the Selling Stockholders table beginning on page 12 in the Prospectus by deleting the Perry Partners L.P., Perry Commitment Fund, L.P., Perry Commitment Master Fund, L.P. and Perry Partners International Inc. lines and replacing them with the lines set forth below.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
	Number	Percent(2)		Number	Percent(2)
Perry Partners International Inc.	7,136,465(3)	13.2%	3,074,414(3)	4,062,051	7.97%

Perry Partners L.P.	2,888,042(4)	5.6%	1,382,728(4)	1,505,314	3.00%

(1)	Assumes the maximum number of shares registered under the registration statement of which the prospectus, as supplemented by this prospectus supplement, forms a part, is sold.

(2)
The percentage of shares beneficially owned is based on 49,700,213 shares issued and outstanding as of January 3, 2007, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, or the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of January 3, 2007 through the exercise of any stock option or other rights. Notwithstanding the foregoing, the shares of common stock underlying the warrants held by each selling stockholder are treated as being beneficially owned by them, although the warrants were not exercisable until June 19, 2007.

(3)
Includes 709,480 shares that may be acquired on or after June 19, 2007 upon the exercise of the warrants and 2,364,934 shares that may be acquired upon conversion of the notes, although the shares are not convertible or exercisable by Perry Partners International Inc. if after giving effect to such conversion it, together with its affiliates, would own more than 9.99% of the outstanding common stock.

(4)
Includes 319,091 shares that may be acquired on or after June 19, 2007 upon the exercise of the warrants and 1,063,637 shares that may be acquired upon conversion of the notes, although the shares are not convertible or exercisable by Perry Partners L.P. if after giving effect to such conversion it, together with its affiliates, would own more than 9.99% of the outstanding common stock..